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                                                                      EXHIBIT 99

                              SETTLEMENT AGREEMENT

         This Agreement is made this 14th day of SEPTEMBER, 2000 ("the Effective Date") by and between N-Viro International Corporation, a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 3450 W. Central Avenue, Suite 328, Toledo, Ohio ("N-VIRO"), and The City of Warren, Ohio, a municipal corporation organized and existing under the laws of the State of Ohio, with administrative offices at City Hall, 391 Mahoning Avenue, N.W., Warren, Ohio ("WARREN").

                              W I T N E S S E T H:

         WHEREAS, N-VIRO filed a civil action against WARREN in the United States District Court for the Northern District of Ohio, Eastern Division, styled N-VIRO INTERNATIONAL CORPORATION V. THE CITY OF WARREN, OHIO, Case No. 4:00 CV 531 (hereinafter, "the Lawsuit"), in which N-VIRO asserted claims for patent infringement and inducing patent infringement as a result of WARREN's operation of its municipal biosolids treatment facility and its Nature's Blend(TM) Cooperative Partnership licensing program;

         WHEREAS, WARREN asserted counterclaims in the Lawsuit for declaratory judgment of patent noninfringement and invalidity, and for tortious interference with business and prospective business relations; and

         WHEREAS, N-VIRO and WARREN desire to amicably settle the Lawsuit without finally adjudicating the merits of any claims or counterclaims,

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, N-VIRO and WARREN agree as follows.

1.0      DEFINITIONS

         1.1 "Patents-in-Suit" shall mean: (a) U.S. Letters Patent No. 4,554,002 titled "Beneficial Waste Sludges for Agricultural Use and Product Made Thereby," issued on November 19, 1985 to John P. Nicholson ("the `002 Patent"); (b) U.S. Letters Patent No. 4,781,842 titled "Method of Treating Wastewater Sludge," issued on November 1, 1988 to John P. Nicholson ("the `842 Patent"); (c) U.S. Letters Patent No. 4,902,431 titled "Method for Treating Wastewater Sludge," issued on February 20, 1990 to John P. Nicholson and Jeffrey C. Burnham ("the `431 Patent"); (d) U.S. Letters Patent No. 5,417,861 titled "Process to Stabilize Bioorganic Raw or Treated Wastewater Sludge," issued on May 23, 1995 to Jeffrey C. Burnham ("the `861 Patent"); and (e) any continuing application, reexamination, or reissue of the above-identified patents.

         1.2 "Warren Biosolids Treatment Facility" shall mean the biosolids treatment facility located at 2323 Main Avenue, S.W., Warren, Ohio.


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         1.3 "Nature's Blend(TM) Partner" shall mean any municipality or municipal corporation participating in the Nature's Blend(TM) Cooperative Partnership program.

2.0      PAYMENTS

         2.1 WARREN shall make a one-time, lump-sum payment to N-VIRO in the amount of One Hundred Thousand Dollars ($100,000), payable upon execution of this Agreement.

3.0      RELEASES, COVENANTS NOT TO SUE, AND OTHER AGREEMENTS

         3.1 N-VIRO releases WARREN from any and all claims for patent infringement accruing on or before the Effective Date that N-VIRO has or may have as a result of WARREN's operations at the Warren Biosolids Treatment Facility. In addition, N-VIRO covenants not to sue WARREN on any future claim for patent infringement arising under the Patents-in-Suit from WARREN's operations at the Warren Biosolids Treatment Facility, and further covenants not to sue WARREN on any future claim for patent infringement arising under any patent from WARREN's continued operation of the Warren Biosolids Treatment Facility in the manner described as "Warren's Process" in the "Written Submission by Defendant the City of Warren, Ohio for Mediation Conference," submitted in connection with the Lawsuit.

         3.2 N-VIRO releases WARREN from any and all claims accruing on or before the Effective Date that N-VIRO has or may have as a result of WARREN's activities in connection with promoting the Nature's Blend(TM) Cooperative Partnership Program including but not limited to any claim for inducement to infringe the Patents-in-Suit, and further covenants not to sue WARREN on any future claim for inducement to infringe the Patents-in-Suit arising from WARREN's activities in connection with promoting the Nature's Blend(TM) Cooperative Partnership Program.

         3.3 N-VIRO releases Warren's existing Nature's Blend(TM) Partners, each of whom is identified in the list attached as Exhibit A hereto, from any and all claims for infringement of the Patents-in-Suit, and further covenants not to sue any such existing Nature's Blend(TM) Partner on any future claim for infringement of the Patents-in-Suit.

         3.4 N-Viro covenants not to sue any future Nature's Blend(TM) municipal licensee who is practicing a process which does not involve active (non mother nature) drying. With respect to any future Nature's Blend(TM) municipal licensee who is practicing a process which involves active (non mother nature) drying, N-Viro will offer the licensee the opportunity to resolve any dispute with N-Viro on financial terms to be negotiated between N-Viro and the licensee. Screening product at the time of bagging product, or heating a storage facility for the purpose of worker safety and comfort shall not be considered a violation of this Agreement.


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         3.5 WARREN hereby releases N-VIRO from any and all claims accruing on or before the Effective Date that WARREN has or may have against N-VIRO, including but not limited to all claims for tortious interference with business or prospective business relations, and further covenants not to sue N-VIRO on any future claim arising from N-VIRO's activities in connection with the good-faith enforcement of its patent rights, including but not limited to any effort by N-VIRO to negotiate a technology transfer license with any future Nature's Blend(TM) Partner as contemplated by Paragraph 3.4 above.

         3.6 Upon execution of this Agreement, N-VIRO and WARREN shall execute and submit to the United States District Court for the Northern District of Ohio, Eastern Division, the Stipulated Dismissal attached as Exhibit B hereto, thereby respectively stipulating to dismissal of all claims and counterclaims in the Lawsuit, with prejudice, with each party agreeing to bear its own costs and attorneys' fees.

         3.7 The Court will retain jurisdiction over the parties with respect to enforcement of or resolution of any dispute arising from this settlement agreement.

4.0      REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

         4.1 N-VIRO represents and warrants that it is the owner of all rights, title and interest in and to the `002 Patent, the `842 Patent and the `431 Patent, and that it holds an exclusive license under the `861 Patent that grants N-VIRO the right to enforce and sublicense the patent. N-VIRO further represents and warrants that it has the full right and authority to enter into this Agreement.

         4.2 WARREN represents and warrants that it has the full right and authority to enter into this Agreement.

5.0      NOTICES AND APPLICABLE LAW

         5.1 All notices hereunder shall be made in writing and shall be deemed sufficiently given, effective upon receipt when sent by confirmed facsimile transmission, or upon the second business day following proper posting, when sent by certified mail, return receipt requested, or when actually delivered, if delivered by hand or if sent by overnight delivery service, such as Express Mail or Federal Express, and properly addressed to the party for whom intended as follows:

         If addressed to N-VIRO:    N-Viro International Corp.
                                    3450 W. Central Avenue
                                    Suite 328
                                    Toledo, Ohio 43606
                                    Attn: Dr. Terry J. Logan
                                    (419) 535-7008 (fax)


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                 with a copy to:    Edward T. Colbert, Esq.
                                    KENYON & KENYON
                                    1500 K Street, N.W.
                                    Washington, D.C. 20005
                                    (202) 220-4201 (fax)

         If addressed to WARREN:    The City of Warren, Ohio
                                    City Hall, 391 Mahoning Ave., N.W.
                                    Warren, Ohio 44483
                                    Attn: Director of Water Pollution Control
                                    (330) 841-2676 (fax)

                 with a copy to:    John T. Wiedemann, Esq.
                                    CALFEE, HALTER & GRISWOLD LLP
                                    800 Superior Avenue, Suite 1400
                                    Cleveland, Ohio 44114-2844
                                    (216) 241-0816 (fax)

Any changes to the above addresses shall be given by the same methods as set forth herein above.

         5.2 This Agreement shall be construed, interpreted, governed, and applied in accordance with the laws of the State of Ohio as presently existing and any applicable federal law. N-VIRO and WARREN agree to consent to the personal jurisdiction of the United States District Court for the Northern District of Ohio for such purposes, and further agree that any action to enforce the terms of this Agreement shall be brought solely and exclusively in that court.

6.0      MISCELLANEOUS PROVISIONS

         6.1 This Agreement shall inure to the benefit of, and be binding upon, N-VIRO and WARREN, and their respective successors and assigns.

         6.2 In the event of default or breach of this Agreement, the party in default or breach agrees to pay reasonable attorney's fees, court costs, and other legal costs and expenses incurred by the non-defaulting or non-breaching party in exercising any remedy under this Agreement.

         6.3 The rights granted by N-VIRO under this Agreement are personal to WARREN and may not be assigned or otherwise transferred without the written consent of N-VIRO, which consent will not be unreasonably withheld. Likewise, the rights granted by WARREN under this Agreement are personal to N-VIRO and may not be assigned or otherwise transferred without the written consent of WARREN, which consent will not be unreasonably withheld.


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         6.4 This Agreement, executed in duplicate originals, contains the entire and only understanding and agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior discussions, undertakings, agreements, and/or negotiations, whether oral or in writing. Neither party has relied on any representations or promises in entering into this Agreement except those expressly set forth herein.

         6.5 Should any provision(s) of this Agreement be declared null and void by operation of law or otherwise, or be held unenforceable, then such provision(s) shall be severable from the remaining provisions and shall in no way affect the enforceability or the validity of the remaining provisions.

         6.6 No modification or waiver of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification or waiver is sought unless made in writing and signed on behalf of such party by one of its duly authorized officers.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date indicated in the first sentence hereof.

                                    N-VIRO INTERNATIONAL CORP.


                                    By:       /s/  J. Patrick Nicholson
                                             ---------------------------------
                                             J. Patrick Nicholson
                                             Chairman, Chief Executive Officer


                                    THE CITY OF WARREN, OHIO


                                    By:       /s/   Henry J. Angelo
                                             ---------------------------------
                                             Honorable Henry J. Angelo
                                             Mayor